Exhibit 99.1
CONTACTS:	Michael Laffin (Media) Dan Crookshank (Investors) 724-514-1813
Mylan Reports Adjusted Diluted EPS of $0.16 for the Quarter Ended June 30, 2008 -
Mylan Increases Adjusted EPS Guidance for 2008 to $0.47 — $0.53
PITTSBURGH—August 6, 2008—Mylan Inc. (NYSE: MYL) today announced its financial results for the three and six months ended June 30, 2008.
Financial Highlights
•	Adjusted diluted EPS of $0.16 for the three months ended June 30, 2008, which excludes the impact of certain purchase accounting items as well as other non-recurring items as discussed in detail below;

•	Total revenues of $1.20 billion for the three months ended June 30, 2008, an increase of $656.8 million over the same prior year period; and

•	On a GAAP basis, primarily as a result of purchase accounting items, the Company reported a loss per diluted share of $0.03 for the three months ended June 30, 2008.
“Our strong second quarter results were driven by a solid performance by each of our operating units and reflect the value we anticipated when we created our global platform,” said Mylan Vice Chairman and CEO Robert J. Coury. “Based on the strength of our operations, our integration successes and the momentum of three consecutive quarters of strong results, we have increased the range of our earnings guidance.”
Detailed Financial Summary
Mylan previously had two reportable segments, the Mylan Segment and the Matrix Segment. With the acquisition of Merck Generics on October 2, 2007, Mylan now has three reportable segments: Generics Segment (or Generics), Specialty Segment (or Specialty) and the Matrix Segment (or Matrix). The former Mylan Segment is included within the Generics Segment. Additionally, certain general and administrative and research and development expenses not allocated to the segments, as well as litigation settlements, purchase accounting related items and non-operating income and expenses are reported in Corporate/Other.
Total revenues for the quarter ended June 30, 2008 increased by $656.8 million to $1.20 billion from $546.3 million in the same prior year period. Approximately $669.3 million represents amounts contributed through the acquisition of Merck Generics.
Generics Segment revenues were $992.9 million and are derived from sales in Europe, the Middle East & Africa (collectively, “EMEA”), North America and Asia Pacific.
Total revenues from North America were $461.8 million for the three months ended June 30, 2008 compared to $455.0 million for the same prior year period, representing an increase of $6.8 million. Revenues of approximately $32.4 million were realized in North America in the current quarter as a result of the acquisition of Merck Generics. Excluding these amounts, total revenues decreased by $25.6 million from the same prior year period.

This decrease in revenues is driven by the timing of exclusive product launches and overall unfavorable pricing, partially offset by favorable volume and revenue from new products. In the current year, new products launched in the U.S. contributed revenues of $75.6 million, consisting primarily of paroxetine ER and felodipine ER. In the prior year, the Company received a significant contribution to revenue from amlodipine and oxybutynin, both of which had exclusivity for a portion of the quarter. Generic competition on certain products in the Company’s portfolio, including amlodipine, was responsible for the unfavorable pricing realized in the current period.
Total revenues from EMEA and Asia Pacific, as well as revenues from the Specialty Segment, were all the result of the acquisition of Merck Generics. For EMEA, revenues for the quarter ended June 30, 2008 were $389.8 million, the majority of which are derived from the three largest markets; France, the United Kingdom and Germany. Total revenues from Asia Pacific were $141.4 million for the three months ended June 30, 2008, and were derived from Mylan’s newly acquired operations in Australia, Japan and New Zealand.
The Matrix Segment reported third-party revenues of $104.6 million for the three months ended June 30, 2008 compared to $91.3 million for the same prior year period, representing an increase of $13.3 million or 15%. This increase is the result of growth in the anti-retroviral franchise, with higher sales of both API and finished dosage form products, the latter of which Matrix began to produce and sell in late calendar year 2007.
For the Specialty Segment, total revenues for the three months ended June 30, 2008, were $116.0 million of which $105.9 million represented sales to third-parties. The Specialty Segment consists of the Dey business that focuses on the development, manufacturing and marketing of specialty pharmaceuticals in the respiratory and severe allergy markets. On February 27, 2008 the Company announced that it was reviewing strategic alternatives for Dey, including the potential sale of the business.
Gross profit for the three months ended June 30, 2008 was $414.2 million and gross margins were 34.4%. Gross margins were negatively impacted by certain purchase accounting items recorded during the quarter of approximately $112.1 million, which consisted primarily of amortization related to purchased intangible assets and the amortization of the inventory step-up associated with the acquisition of Merck Generics. Excluding such items, gross margins were 43.7%. Gross margins in the same prior year period, also adjusted to exclude certain purchase accounting items, would have been 57.7%. This decrease is due to the fact that, on average, the newly acquired Merck Generics entities, particularly in countries outside of the United States, contribute margins that are lower than those realized by Mylan’s domestic subsidiaries. Additionally, current quarter margins were negatively impacted by competition on certain products including amlodipine and oxybutynin during the past twelve months.
The Company reported earnings from operations of $74.0 million for the three months ended June 30, 2008. Excluding the purchase accounting items discussed above, earnings from operations would have been $186.1 million.
For the quarter ended June 30, 2007, Mylan reported earnings from operations of $188.1 million. Excluding the purchase accounting items discussed above, earnings from operations would have been $206.9 million. This represents a current year decrease of $20.8 million or 10.0%, which is the result of increased research and development (“R&D”) expense and selling, general and administrative (“SG&A”) expenses.

R&D expense was $80.8 million for the three months ended June 30, 2008, compared to $31.7 million in the same prior year period. R&D expense includes approximately $40.9 million related to newly acquired entities, all of which was incremental to the comparable prior year period. Excluding this amount, R&D expense increased by $8.1 million or 26% primarily as a result of increased ANDA submissions.
SG&A expense for the three months ended June 30, 2008 was $259.5 million compared to $76.9 million in the same prior year period. SG&A expense includes approximately $152.9 million related to newly acquired entities, all of which was incremental to the comparable prior year period. Excluding this amount, SG&A expense increased by $29.5 million or 38%. The majority of this increase was realized by Corporate and Other, and is the result of costs associated with the integration of Merck Generics, as well as higher payroll and related costs principally attributable to the build-up of additional corporate infrastructure as a direct result of the acquisition.
Interest expense for the current quarter totaled $86.5 million compared to $22.9 million for the three months ended June 30, 2007. The increase is due to the additional debt incurred to finance the acquisition of Merck Generics.
Other income, net, was $7.9 million for the three months ended June 30, 2008, compared to net expense of $36.4 million in the same prior year period. The comparable quarter of 2007 included a $57.5 million non-cash mark to market unrealized loss on a deal-contingent foreign currency option contract that was entered into for the then pending acquisition of Merck Generics. Excluding this unrealized loss, the decrease in other income, net, in the current year is due primarily to lower interest and dividend income as a result of lower cash and available for sale securities.
Non-GAAP Financial Measures
Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the United States (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude items such as amortization expense and other costs directly associated with the acquisitions as well as certain other non-recurring expenses in order to supplement investors’ and other readers’ understanding and assessment of the Company’s financial performance because the Company’s management uses these measures internally for forecasting, budgeting and measuring its operating performance. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.
Below is a reconciliation of adjusted net earnings available to common shareholders and adjusted diluted EPS to GAAP net (loss) earnings available to common shareholders and diluted EPS:

	Three months ended		Three months ended
($'s in millions except per share amounts)	June 30, 2008		June 30, 2007

GAAP net (loss) earnings available to common shareholders & diluted GAAP EPS	$(8.4)	$(0.03)	$79.7	$0.32
Purchase accounting related amortization (1)	112.1		18.8
Specialty Segment profitability	(19.7)		—
Loss on foreign currency contract	—		57.5
Bystolic revenue	(9.8)		—
Integration and other non-recurring expenses (2)	35.8		—
Tax effect of the above items (3)	(62.4)		(27.1)

Adjusted net earnings available to common shareholders and adjusted diluted EPS	$47.6	$0.16	$128.9	$0.52

(1)	The three months ended June 30, 2008 include amortization expense related to purchased intangible assets as well as amortization of the inventory step-up related to Merck Generics. The three months ended June 30, 2007 include amortization expense related to purchased intangible assets as well as amortization of the inventory step-up related to Matrix.

(2)	The three months ended June 30, 2008, include non-recurring expenses principally related to the acquisition and integration of Merck Generics (e.g., non-recurring professional and consulting fees, retention and other non-recurring expenses).

(3)	Tax effect for the three months ended June 30, 2008 is calculated assuming an annual effective tax rate. This tax rate, excluding any tax synergies, remains within the previously disclosed 36-38% range.
Conference Call
Mylan will host a conference call and live webcast today, Wednesday, August 6, 2008 at 10:30 a.m. ET, in conjunction with the release of its financial results. The dial-in number to access the call is 877-741-4241 or 719-325-4787 for international callers. To access the live webcast please go to Mylan’s website at http://www.mylan.com and click on the webcast icon at least 15 minutes before the event is scheduled to begin to register and download or install any necessary software. A replay, available for approximately seven days, will be available at 888-203-1112 or 719-457-0820 for international callers, with access pass code 8142044. The live webcast and replay, which will be available for approximately seven days, will be accessible at www.mylan.com.
About Mylan
Mylan Inc., with a presence in more than 90 countries, ranks among the leading diversified generic and specialty pharmaceutical companies in the world. The company maintains one of the industry’s broadest-and highest quality—product portfolios, supported by a robust product pipeline; owns a controlling interest in the world’s second largest active pharmaceutical ingredient manufacturer; and operates a specialty business focused on respiratory and allergy therapies. For more information about Mylan, please visit www.mylan.com.
Forward Looking Statements
This press release includes statements that constitute “forward-looking statements”, including with regard to the Company’s financial earnings guidance; its future growth expectations; its anticipated earnings; its strategic initiatives including with regard to Dey; integration and synergy targets; and expectations regarding growth. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business integrations and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; general market perception of the Merck Generics acquisition; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the Company’s business; uncertainties and matters beyond the control of management; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors set forth in the Company’s Form 10-Q for the period ended March 31, 2008, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the Company’s control between the date of this release and the date that its Form 10-Q for the six months ended June 30, 2008 is filed with the SEC could potentially result in adjustments to reported earnings. The Company undertakes no obligation to update statements herein for revisions or changes after the date of this release.

Mylan Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Net revenues	$1,187,258	$542,709	$2,249,670	$1,026,409

Other revenues	15,864	3,612	27,912	7,174

Total revenues	1,203,122	546,321	2,277,582	1,033,583

Cost of sales	788,912	249,613	1,513,150	502,028

Gross profit	414,210	296,708	764,432	531,555

Operating expenses:
Research and development	80,753	31,720	164,599	68,568
Acquired in-process research and development	—	—	—	147,000
Impairment loss on goodwill	—	—	385,000	—
Selling, general and administrative	259,457	76,914	512,369	139,668
Litigation settlements, net	—	—	—	(3,962)

Total operating expenses	340,210	108,634	1,061,968	351,274

Earnings (loss) from operations	74,000	188,074	(297,536)	180,281

Interest expense	86,489	22,919	177,236	43,903
Other income (expense), net	7,855	(36,358)	14,816	(25,909)

(Loss) earnings before income taxes and minority interest	(4,634)	128,797	(459,956)	110,469
Income tax (benefit) provision	(30,955)	49,207	(75,060)	101,957

Earnings (loss) before minority interest	26,321	79,590	(384,896)	8,512
Minority interest (income) expense	(72)	(137)	(2,114)	74

Net earnings (loss) before preferred dividends	26,393	79,727	(382,782)	8,438
Preferred dividends	34,759	—	69,477	—

Net (loss) earnings available to common shareholders	$(8,366)	$79,727	$(452,259)	$8,438

(Loss) earnings per common share:
Basic	$(0.03)	$0.32	$(1.49)	$0.04

Diluted	$(0.03)	$0.32	$(1.49)	$0.03

Weighted average common shares outstanding:
Basic	304,284	248,477	304,233	237,818

Diluted	304,284	251,604	304,233	241,129

Mylan Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	June 30, 2008	December 31, 2007
Assets:
Current assets:
Cash and cash equivalents	$478,508	$484,202
Restricted cash	40,000	—
Available for sale securities	53,476	91,361
Accounts receivable, net	1,318,177	1,132,121
Inventories	1,150,605	1,063,840
Other current assets	434,391	287,777

Total current assets	3,475,157	3,059,301
Intangible assets	2,936,388	2,978,706
Goodwill	3,589,879	3,855,971
Other non-current assets	1,501,538	1,459,198

Total assets	$11,502,962	$11,353,176

Liabilities
Current liabilities	$2,106,648	$2,002,351
Long-term debt	4,728,854	4,706,716
Other non-current liabilities	1,506,282	1,206,358

Total liabilities	8,341,784	7,915,425

Minority interest	31,624	34,325
Total shareholders’ equity	3,129,554	3,403,426

Total liabilities and shareholders’ equity	$11,502,962	$11,353,176